Exhibit (a)(1)(A)

Forrester Research, Inc.

Offer to Purchase for an Aggregate Purchase Price of Not More Than $130,000,000 in Cash

Shares of Its Common Stock at a Per Share Purchase Price

Not Greater Than $36.00 Per Share Nor Less Than $32.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 1, 2013, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Forrester Research, Inc., a Delaware corporation (the “Company,” “Forrester,” “we” or “us”), is offering to purchase for cash up to $130,000,000 of shares of its common stock, par value $0.01 per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $36.00 per Share nor less than $32.00 per Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Date, Forrester will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not more than $36.00 per Share and not less than $32.00 per Share, that it will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $32.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $36.00 per Share and not less than $32.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable Forrester to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $130,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $130,000,000. See Section 1.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

The Shares are listed on the NASDAQ Global Select Market (the “NASDAQ”) and trade under the symbol “FORR.” On March 28, 2013, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NASDAQ was $31.65 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER SHARES IN THE OFFER.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, or UBS Securities LLC, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

UBS SECURITIES LLC

Offer to Purchase dated April 3, 2013

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you are a holder of vested options to purchase Shares, subject to and in accordance with the terms of the related stock option plan and option agreement and Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Stockholders properly tendering Shares pursuant to Auction Tenders at $32.00 per Share (the minimum purchase price under the offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender). However, your election or the election of other stockholders to tender Shares pursuant to Auction Tenders or Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such U.S. state.

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (888) 661-5651 (toll-free), or UBS Securities LLC, the Dealer Manager for the Offer, at (212) 713-3560.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF FORRESTER OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. To fully understand the Offer, as defined below, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

Forrester Research, Inc., which we refer to as the “Company,” “Forrester,” “we” or “us.”

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting an offer by means of a “modified Dutch auction” to purchase for cash up to $130,000,000 of shares of our common stock, par value $0.01 per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $36.00 per Share nor less than $32.00 per Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Promptly after 5:00 p.m., New York City time, on May 1, 2013, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not more than $36.00 per Share and not less than $32.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $32.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

The Purchase Price will be the lowest price per Share of not more than $36.00 per Share and not less than $32.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares tendered in the Offer, having an aggregate purchase price not exceeding $130,000,000. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

How many Shares is Forrester offering to purchase?

We will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $130,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed, and subject to any increase we later make, the maximum number of Shares that will be purchased pursuant to the Offer is 4,062,500, or 18.2% of our outstanding Shares.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $130,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 4,509,206, or 20.2% of our outstanding Shares. See Section 1.

How will Forrester pay for the Shares?

As of December 31, 2012, we had approximately $233,686,000 in cash, cash equivalents and marketable investments. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash, cash equivalents and marketable investments on hand. The Offer is not conditioned upon the receipt of financing. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 15.

What is the purpose of the Offer?

The Offer is pursuant to the Company’s existing authorization to return up to approximately $149,200,000 to stockholders through share repurchases. The Company believes that the “modified Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their Shares. The Offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Forrester and its future earnings and assets, while also bearing the attendant risks associated with owning Shares.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors our Board of Directors deems relevant. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

•

no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•

our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•

no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

no commencement or escalation, on or after April 3, 2013, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States nor any escalation, on or after April 3, 2013, of any war or armed hostilities that had commenced prior to April 3, 2013, shall have occurred;

•

no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on April 1, 2013 shall have occurred;

•

no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Forrester and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•

no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Forrester or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Forrester and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

•

no tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•

we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before April 1, 2013), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 1, 2013 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

•

we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) delisted from the NASDAQ or (2) eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NASDAQ or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depositary Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested options for Shares participate in the Offer?

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options subject to and in accordance with the terms of our Share-based compensation plans and the Company’s policies and practices, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by the Company pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Forrester described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is each optionholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares issued pursuant to vested share options in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that if you want to participate in the Offer with respect to your vested options, you should exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least five business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested share options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on April 24, 2013). See Section 3.

How do holders of restricted stock units participate in the Offer?

Restricted stock units cannot be tendered in the Offer. To the extent that your restricted stock units vest and the underlying Shares are issued to you prior to the Expiration Date, you will be entitled to tender those Shares in the Offer, subject to the terms and conditions of the Offer.

How do participants in the Company’s Amended and Restated Employee Stock Purchase Plan participate in the Offer?

If you hold Shares that you acquired under the Company’s Amended and Restated Employee Stock Purchase Plan, or the Stock Purchase Plan, that are not subject to a holding period, you will be entitled to tender those Shares in the Offer, subject to the terms and conditions of the Offer. If you hold Shares that are still subject to the one-year holding period under the Stock Purchase Plan, those Shares cannot be tendered in the Offer.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $130,000,000?

To the extent that Shares are properly tendered in the Offer and not properly withdrawn in an amount and at such price or prices that would result in an aggregate purchase price in excess of $130,000,000, we may not purchase all of the Shares you tender. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn would be subject to the “odd lot,” proration and conditional tender provisions described herein. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own fewer than 100 Shares in the aggregate, you properly tender and do not withdraw all of these Shares at or below the Purchase Price prior to the Expiration Date and you complete (or, for a beneficial owner, your broker, dealer, commercial bank, trust company or other nominee completes) the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on May 30, 2013. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

Has Forrester or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not made and is not making, and none of the Company, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do Forrester’s directors or executive officers or affiliates intend to tender their Shares in the Offer?

Our directors and executive officers, including George F. Colony, our Chairman of the Board and Chief Executive Officer, have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. See Section 11.

For example, if the Offer is fully subscribed at a Purchase Price of $36.00, the maximum Purchase Price pursuant to the Offer, the ownership percentage of Mr. Colony will increase to approximately 42.4% of the then-outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $32.00, the minimum Purchase Price pursuant to the Offer, Mr. Colony’s ownership percentage will increase to approximately 43.4% of the then-outstanding Shares immediately following the completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our outstanding Shares, if the Offer is fully subscribed at a Purchase Price of $36.00, the maximum Purchase Price pursuant to the Offer, the ownership percentage of Mr. Colony will increase to approximately 43.4% of the then-outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $32.00, the minimum Purchase Price pursuant to the Offer, Mr. Colony’s ownership percentage will increase to approximately 44.5% of the then-outstanding Shares immediately following the completion of the Offer.

In addition, if the Offer is fully subscribed at a Purchase Price of $36.00, the ownership percentage of our directors and executive officers as a group (including Mr. Colony) will increase to approximately 44.1% of the then-outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $32.00, the ownership percentage of our directors and executive officers as a group (including Mr. Colony) will increase to approximately 45.2% of the then-outstanding Shares immediately following the completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our outstanding Shares, if the Offer is fully subscribed at a Purchase Price of $36.00, the ownership percentage of our directors and executive officers as a group (including Mr. Colony) will increase to approximately 45.2% of the then-outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $32.00, the ownership percentage of our directors and executive officers as a group (including Mr. Colony) will increase to approximately 46.3% of the then-outstanding Shares immediately following the completion of the Offer.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

What will happen if I do not tender my Shares?

Stockholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Forrester pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Shares?

On March 28, 2013, the last full trading day before announcement of the Offer, the reported closing price of the Shares on the NASDAQ was $31.65 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment to the Company of the Offer?

The accounting for the purchase of Shares under U.S. GAAP pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and investments. See Section 2.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in “Section 14 — U.S. Federal Income Tax Consequences”), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from Forrester. If you are a U.S. Holder, you should complete the IRS Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. Holder and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding tax. See Section 3. All stockholders should review the discussion in Sections 3 and 14 regarding U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, we will pay any applicable stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., our Information Agent, or UBS Securities LLC, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “could” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

We believe that these factors include, but are not limited to, the following:

•	the ability of Forrester to retain (on both a client company and dollar basis) and enrich existing memberships for Forrester’s research products and services;

•	changes in technology spending and in general economic conditions in the U.S. and global economy;

•

risks inherent in international business activities, including, but not limited to, challenges in staffing and managing non-U.S. operations, changes in regulatory requirements, compliance with numerous foreign laws and regulations, differences between U.S. and non-U.S. tax rates and laws, and the difficulty of enforcing client agreements;

•	the ability to attract and retain qualified personnel, to retain key management personnel and to improve the productivity of our sales organization;

•	the ability of Forrester to anticipate market trends and respond to changes in demand for existing products and services or the demand for new products and services;

•	the effect of direct and indirect competition, including without limitation from firms with greater resources than Forrester’s;

•	fluctuations in Forrester’s quarterly operating results;

•	uncertainties relating to future litigation matters;

•	potential network disruptions, security breaches, acts of terrorism or outbreak of war;

•	any weaknesses identified in our system of internal controls;

•

the ability of Forrester to commence and complete the Offer, the price at which Forrester purchases Shares pursuant to the Offer or otherwise, and the number of Shares it is able to purchase pursuant to the Offer or otherwise; and

•	the ability of Forrester to achieve the benefits contemplated by the Offer, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Forrester’s most recent reports on Form 10-K and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Forrester will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Forrester or its business or operations. Forrester undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INTRODUCTION

To the Stockholders of Forrester Research, Inc.:

Forrester Research, Inc. (the “Company,” “Forrester,” “we” or “us”) invites its stockholders to tender their shares of common stock, par value $0.01 per share (the “Shares”), of the Company, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), we are offering to purchase for cash up to $130,000,000 of Shares pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $36.00 per Share nor less than $32.00 per Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”). Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein.

The Offer will expire on May 1, 2013, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

Promptly after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Share (the “Purchase Price”), which will be not more than $36.00 per Share and not less than $32.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $32.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $36.00 per Share and not less than $32.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $130,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not necessarily be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. We expressly reserve the right, in our sole discretion, to change the Purchase Price range and to increase or decrease the aggregate purchase price of Shares sought in the Offer. We may increase the aggregate purchase price of Shares sought in the Offer to an amount greater than $130,000,000, subject to applicable law. See Section 1.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

Stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. See Section 3. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and properly withdrawn.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE

DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $130,000,000, we will purchase Shares:

•	First, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, and do not properly withdraw them prior to the Expiration Date;

•

Second, from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $130,000,000; and

•

Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $130,000,000, from holders who properly tender Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible (and do not properly withdraw them prior to the Expiration Date). To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date. See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

Holders of vested but unexercised options to purchase Shares under our share-based compensation plans may exercise such options subject to and in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender in the Offer some or all of the Shares issued upon such exercise. Restricted stock units cannot be tendered in the Offer. To the extent that your restricted stock units vest and the underlying Shares are issued to you prior to the Expiration Date, you will be entitled to tender those Shares in the Offer, subject to the terms and conditions of the Offer. If you hold Shares that you acquired under the Stock Purchase Plan that are not subject to a holding period, you will be entitled to tender those Shares in the Offer, subject to the terms and conditions of the Offer. If you hold Shares that are still subject to the one-year holding period under the Stock Purchase Plan, those Shares cannot be tendered in the Offer. See Sections 3 and 11.

We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., the Depositary for the Offer, UBS Securities LLC, our Dealer Manager, and Georgeson Inc., the Information Agent for the Offer. See Section 16.

As of March 15, there were 22,335,292 Shares issued and outstanding. Subject to any increase that we later make, the maximum number of Shares that may be purchased under the Offer is 4,062,500, or approximately 18.2% of the total number of Shares issued and outstanding as of March 15, 2013. See Section 1.

The Shares are listed on the NASDAQ Global Select Market (the “NASDAQ”) and trade under the symbol “FORR.” On March 28, 2013, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on the NASDAQ was $31.65 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1. Number of Shares; Purchase Price; Proration.

General. Promptly following the Expiration Date, Forrester will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not more than $36.00 per Share and not less than $32.00 per Share) that it will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $32.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $36.00 per Share and not less than $32.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable Forrester to purchase the maximum number of tendered Shares having an aggregate purchase price not exceeding $130,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

Promptly after determining the Purchase Price, Forrester will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $130,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed, and subject to any increase we later make, the maximum number of Shares that will be purchased pursuant to the Offer is 4,062,500, or 18.2% of our outstanding Shares.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares. If we increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 4,509,206, or 20.2% of our outstanding Shares. If we purchase an additional number of Shares in excess of 2% of the number of our outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.

The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars.

Stockholders properly tendering Shares pursuant to Auction Tenders at $32.00 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to provisions relating to “odd lot” priority, proration and conditional tender described below).

Shares acquired pursuant to the Offer will be acquired by Forrester free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders. See Section 8.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $130,000,000:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•

properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message).

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered and not properly withdrawn at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate purchase price of $130,000,000.

•

Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $130,000,000, Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner’s broker, dealer, commercial bank, trust company or other nominee).

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Forrester’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

The Company has had an ongoing stock repurchase program and had been exploring alternative means to accelerate the program and return capital to its stockholders. The Company believes that the “modified Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their Shares. The Offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Forrester and its future earnings and assets, while also bearing the attendant risks associated with owning the Company’s Shares.

After completing the Offer, we may consider additional forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors our Board of Directors deems relevant. Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until the expiration of at least 10 business days after the Expiration Date.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will continue to bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and thereby may be accretive to our earnings per Share, is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

Our directors and executive officers, including George F. Colony, our Chairman of the Board and Chief Executive Officer, have informed us that they do not intend to tender Shares in the Offer. Accordingly, our purchase of Shares in the Offer will increase the proportional holdings of our directors and executive officers. As a result of this increased concentration of ownership, Mr. Colony or Mr. Colony together with other directors or executive officers, acting in their respective capacities as stockholders, may exercise significant influence over our affairs, and this concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or other transaction that other stockholders may otherwise view favorably.

For example, if the Offer is fully subscribed at a Purchase Price of $36.00, the maximum Purchase Price pursuant to the Offer, the ownership percentage of Mr. Colony will increase to approximately 42.4% of the then-outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $32.00, the minimum Purchase Price pursuant to the Offer, Mr. Colony’s ownership percentage will increase to approximately 43.4% of the then-outstanding Shares immediately following the completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our outstanding Shares, if the Offer is fully subscribed at a Purchase Price of $36.00, the maximum Purchase Price pursuant to the Offer, the ownership percentage of Mr. Colony will increase to approximately 43.4% of the then-outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $32.00, the minimum Purchase Price pursuant to the Offer, Mr. Colony’s ownership percentage will increase to approximately 44.5% of the then-outstanding Shares immediately following the completion of the Offer.

In addition, if the Offer is fully subscribed at a Purchase Price of $36.00, the ownership percentage of our directors and executive officers as a group (including Mr. Colony) will increase to approximately 44.1% of the then-outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $32.00, the ownership percentage of our directors and executive officers as a group (including Mr. Colony) will increase to approximately 45.2% of the then-outstanding Shares immediately following the completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our outstanding Shares, if the Offer is fully subscribed at a Purchase Price of $36.00, the ownership percentage of our directors and executive officers as a group (including Mr. Colony) will increase to approximately 45.2% of the then-outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $32.00, the ownership percentage of our directors and executive officers as a group (including Mr. Colony) will increase to approximately 46.3% of the then-outstanding Shares immediately following the completion of the Offer. See Section 11.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Based on the published guidelines of the NASDAQ and the conditions of the Offer, we believe that our purchase of up to $130,000,000 of Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.

All Shares repurchased pursuant to the Offer will be cancelled.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash, cash equivalents and marketable investments.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, Forrester currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Forrester or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Forrester or any of its subsidiaries;

•	any material change in the indebtedness or capitalization of Forrester;

•

any change in the present Board of Directors or management of Forrester, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in Forrester’s corporate structure or business;

•	any class of equity securities of Forrester becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NASDAQ;

•	the suspension of Forrester’s obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of Forrester, or the disposition by any person of securities of Forrester, other than purchases pursuant to outstanding options to purchase Shares and outstanding restricted stock units granted to certain employees (including directors and officers) or the acquisition of shares under the Company’s Amended and Restated Employee Stock Purchase Plan; or

•	any changes in Forrester’s Certificate of Incorporation, Bylaws or other governing instruments or other actions that could impede the acquisition of control of Forrester.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly in the Offer:

•

the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 5 and 6 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must either check (A) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered,” indicating the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned “Purchase Price

Tender,” in which case you will be deemed to have tendered your Shares at the minimum price of $32.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $32.00 PER SHARE). A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the price at which Shares are being tendered is checked in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered.” Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Shares at the minimum price of $32.00 per Share and could result in the tendered Shares being purchased at the minimum price of $32.00 per Share. See Section 8 for recent market prices for the Shares.

If tendering stockholders wish to indicate a specific price (in increments of $0.25) at which their Shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price. A stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below), (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and (3) any other documents required by the Letter of Transmittal. Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Forrester may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Forrester has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Share Options. Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Forrester described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares issued pursuant to vested share options in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that if you want to participate in the Offer with respect to your vested options, you should exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least five business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested share options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on April 24, 2013).

Restricted Stock Units. Restricted stock units cannot be tendered in the Offer. To the extent that your restricted stock units vest and the underlying Shares are issued to you prior to the Expiration Date, you will be entitled to tender those Shares in the Offer, subject to the terms and conditions of the Offer.

Shares Acquired Under the Company’s Amended and Restated Stock Purchase Plan. If you hold Shares that you acquired under the Company’s Amended and Restated Employee Stock Purchase Plan, or the Stock Purchase Plan, that are not subject to a holding period, you will be entitled to tender those Shares in the Offer, subject to the terms and conditions of the Offer. If you hold Shares that are still subject to the one-year holding period under the Stock Purchase Plan, those Shares cannot be tendered in the Offer.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Forrester, in its sole discretion and will be final and binding on all parties. Forrester reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Forrester also reserves the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Forrester also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Forrester waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Forrester. Forrester will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Forrester, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Forrester or the Information Agent. Any certificates delivered to Forrester or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder (as defined in “Section 14 — U.S. Federal Income Tax Consequences”) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in “Section 14 — U.S. Federal Income Tax Consequences”)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status. See Instruction 2 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see “Section 14 — U.S. Federal Income Tax Consequences.”

4. Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Forrester has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on May 30, 2013. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Forrester in its sole discretion and will be final and binding on all parties. Forrester reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not Forrester waives similar defects or irregularities in the case of any other stockholder. None of Forrester, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If Forrester extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law and Rules 13e-4(f)(5) and 14e-1(c) promulgated under the Exchange Act, retain tendered Shares on behalf of Forrester, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $130,000,000 for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary.

6. Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale or exchange of such Shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate in its Letter of Transmittal the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tender at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tender would result in an aggregate purchase price of more than $130,000,000 are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate Purchase Price of $130,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•

seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•

our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•

any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation, on or after April 3, 2013, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after April 3, 2013, of any war or armed hostilities that had commenced prior to April 3, 2013;

•

any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on April 1, 2013;

•

any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Forrester and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•

any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Forrester or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Forrester and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•

we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before April 1, 2013), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 1, 2013 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•

we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) delisted from the NASDAQ or (2) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Forrester’s determinations are challenged by stockholders.

8. Price Range of Shares.

Our Shares are listed for trading on the NASDAQ under the symbol “FORR.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NASDAQ and dividends declared.

	High	Low	Cash Dividend Declared
Fiscal Year ended December 31, 2011
First quarter	$38.75	$28.72	N/A
Second quarter	$40.00	$32.68	N/A
Third quarter	$34.40	$29.15	N/A
Fourth quarter	$39.77	$30.75	N/A
Fiscal Year ending December 31, 2012
First quarter	$36.15	$31.37	$0.14
Second quarter	$36.00	$30.90	$0.14
Third quarter	$34.46	$20.60	$0.14
Fourth quarter	$31.00	$26.22	$0.14
Fiscal Year ending December 31, 2013
First quarter	$31.76	$24.88	$0.15
Second quarter (through April 2, 2013)	$35.00	$34.22	N/A

On March 28, 2013, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NASDAQ was $31.65 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer.

9. Source and Amount of Funds.

As of December 31, 2012, we had approximately $233,686,000 in cash, cash equivalents and marketable investments. We will use a portion of our cash, cash equivalents and marketable investments to fund the acquisition of Shares pursuant to the Offer, including the related fees and expenses. The Offer is not subject to a financing contingency.

Assuming the Offer is fully subscribed, and subject to any increase we later make, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $131,655,000.

10. Certain Information Concerning the Company.

The Company. Forrester Research, Inc. is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. We were incorporated in Massachusetts on July 7, 1983 and reincorporated in Delaware on February 16, 1996. Our products and services are targeted to serving clients by professional role, including senior management in business strategy, marketing and information technology principally at $1 billion-plus (revenue) companies who collaborate with us to accelerate achievement of their business goals. Research serves as the foundation for all of the Company’s solutions and consists primarily of annual memberships to our RoleViewTM syndicated research offerings that provide access to our core research on a wide range of business and technology issues. In addition to our RoleView offerings, we also provide a portfolio of products and services that allow our clients to interact directly with analysts and their peers and explore in greater detail the issues and topics covered by RoleView research on a role and client-specific basis.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, share options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed on March 18, 2013; and

•	Definitive Proxy Statement on Schedule 14A, as filed on April 1, 2013.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

Georgeson Inc.

599 Lexington Avenue

New York, NY 10022

Call Toll-Free: (888) 661-5651

E-mail: forresterresearch@georgeson.com

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of March 15, 2013, we had 22,335,292 issued and outstanding Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. Subject to any increase we later make, the maximum number of Shares that may be purchased under the Offer is 4,062,500, or approximately 18.2% of the total number of Shares issued and outstanding as of March 15, 2013.

Beneficial Ownership. The following tables set forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors and executive officers, and by all directors and executive officers as a group, as of March 15, 2013, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of our outstanding Shares, respectively. For purposes of these tables, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. Shares subject to exercisable options include options that are currently exercisable or exercisable within 60 days of March 15, 2013 and Shares underlying restricted stock units scheduled to vest within 60 days of March 15, 2013. Except as indicated, each holder has sole voting and dispositive power over the listed Shares.

	Common Stock Beneficially Owned
Name and address of Beneficial Owner**	Shares Beneficially Owned	Shares Subject to Exercisable Options and Vesting Restricted Stock Units	Percentage of Outstanding Shares***
George F. Colony (1)	7,934,198	—	35.5%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210 (2)	1,879,465	—	8.4%
P2 Capital Partners, LLC 590 Madison Avenue, 25th Floor New York, NY 10022 (3)	1,765,762	—	7.9%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202 (4)	1,175,233	—	5.3%
Henk Broeders	900	65,907	*
Robert Galford (5)	17,108	44,032	*
George Hornig	—	28,407	*
Gretchen Teichgraeber	3,500	40,907	*
Michael Welles	9,216	90,907	*
Ellen Daley	160	12,679	*
Michael Doyle	3,787	75,000	*
Gail Mann	681	42,292	*
Michael Morhardt	—	—	*
Steve Peltzman	—	4,667	*
Tom Pohlmann	—	28,157	*
Dennis van Lingen	800	92,750	*
All directors and executive officers as a group (consists of 13 persons)	7,970,350	525,705	37.2%

*	The percentage of Shares beneficially owned does not exceed 1%.
**	Unless otherwise indicated, the address for each beneficial owner is c/o Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

***	We have calculated the percentages set forth in the column entitled “Percentage of Outstanding Shares” based on the number of Shares outstanding as of March 15, 2013 (which was 22,335,292) plus, for each applicable listed person or group, the number of additional Shares deemed outstanding, as set forth in the column entitled “Shares Subject to Exercisable Options and Vesting Restricted Stock Units.”
(1)	Includes 1,580 Shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.
(2)	Beneficial ownership as of December 31, 2012, as reported in a Schedule 13G filed with the SEC on February 14, 2013, stating that Wellington Management Company, LLP has shared voting power with respect to 1,495,252 Shares and shared dispositive power with respect to 1,879,465 Shares.
(3)	Beneficial ownership as of February 20, 2013, as reported in a Schedule 13D/A filed with the SEC on February 21, 2013, stating that P2 Capital Master Fund I, L.P. has shared voting power and shared dispositive power with respect to 662,825 Shares, P2 Capital Master Fund VI, L.P. has shared voting power and shared dispositive power with respect to 1,102,937 Shares and P2 Capital Partners, LLC and Claus Moller have shared voting power and shared dispositive power with respect to 1,765,762 Shares.
(4)	Beneficial ownership as of December 31, 2012, as reported in a Schedule 13G filed with the SEC on February 13, 2013, stating that T. Rowe Price Associates, Inc. has sole voting power with respect to 123,134 Shares and sole dispositive power with respect to 1,175,233 Shares.
(5)	Includes 2,633 Shares held in trust for Mr. Galford’s adult children, as to which Mr. Galford disclaims beneficial ownership.

Interests of Directors and Executive Officers. As of March 15, 2013, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 8,496,055 Shares, representing 37.2% of the total number of outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. Accordingly, our purchase of Shares in the Offer will increase the proportional holdings of our directors and executive officers. As a result of this increased concentration of ownership, Mr. Colony or Mr. Colony together with other directors or executive officers, acting in their respective capacities as stockholders, may exercise significant influence over our affairs, and this concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or other transaction that other stockholders may otherwise view favorably. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. See Section 2.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of the Company or any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to April 3, 2013.

Share Repurchase Program. From time to time, the Company has repurchased Shares pursuant to a stock repurchase program first announced in 2001. As of April 3, 2013, the total authorized amount available to purchase Shares under the program was approximately $149,200,000. After completion of the Offer, the Board of Directors may continue acquiring Shares under the stock repurchase program. Under the program, Share repurchases may be made in both open market and privately negotiated transactions. The timing and amount of repurchase transactions, if any, under this program will depend upon market conditions as well as other factors. We may decide to buy or not buy any of our Shares or discontinue our stock repurchase program at any time, any of which may impact our Share price. Important factors that could cause us to discontinue our Share repurchases include, among others, market conditions, increases in the market price of our ordinary Shares, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing Shares.

Registration Rights and Non-Competition Agreement. At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include Shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such Shares from such registration if and to the extent the inclusion of the Shares would adversely affect the marketing of the Shares to be sold by us. The agreement also provides that Mr. Colony may require us to register

Shares under the Securities Act with a fair market value of at least $5,000,000, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Equity Plans. Forrester maintains the following four equity incentive plans: the Amended and Restated 2006 Equity Incentive Plan, or the 2006 Plan, the Amended and Restated 1996 Equity Incentive Plan, or the 1996 Plan, the 2006 Stock Option Plan for Directors, as amended, or the 2006 Directors’ Plan, and the 1996 Stock Option Plan for Non-Employee Directors, or the 1996 Directors’ Plan.

The 2006 Plan provides for the issuance of stock-based awards, including incentive stock options, or ISOs, non-qualified stock options, or NSOs, and restricted stock units, or RSUs, for up to 4,350,000 Shares authorized in the 2006 Plan, plus up to 2,500,000 Shares returned from the 1996 Plan and up to 80,000 Shares from the 2006 Directors’ Plan. Effective May 8, 2012, the Company amended the 2006 Plan to provide that non-employee directors are eligible to participate in the 2006 Plan and terminated the 2006 Directors’ Plan. Under the terms of the 2006 Plan, ISOs may not be granted at less than fair market value on the date of grant (and in no event less than par value). Options generally vest annually over two to four years and expire after 10 years and restricted stock units generally vest over three to four years, in each case sometimes subject to performance conditions in addition to the passage of time. Options and restricted stock units granted under the 2006 Plan immediately vest upon certain events, as described in the 2006 Plan or the applicable award instrument. As of December 31, 2012, approximately 2,456,572 Shares were available for future grant of awards under the 2006 Plan.

No future awards under the 1996 Plan, the 1996 Directors’ Plan and the 2006 Directors’ Plan may be granted or issued. The 1996 Plan provided for the issuance of stock-based awards, including ISOs and NSOs, to purchase up to 13,500,000 Shares. Under the terms of the 1996 Plan, ISOs were not granted at less than fair market value on the date of grant (and in no event less than par value). ISO grants to holders of 10% of the combined voting power of all classes of Forrester stock were required to be granted at an exercise price not less than 110% of the fair market value at the date of grant. Options issued under the 1996 Directors’ Plan and the 2006 Directors’ Plan were granted at an exercise price equal to the fair market value of the common stock at the time of grant, upon commencement of service as a non-employee director and each year immediately following Forrester’s annual stockholders’ meeting.

At December 31, 2012, options to purchase approximately 1,600,000 Shares remained outstanding under the 1996 Plan and the 2006 Plan, approximately 900,000 Shares of which were fully vested, and 301,033 RSUs remained outstanding under the 2006 Plan. At December 31, 2012, options to purchase approximately 310,600 Shares remained outstanding under the 1996 Directors’ Plan and the 2006 Directors’ Plan, approximately 170,000 Shares of which were fully vested.

Change-of-Control Benefits. Each of our executive officers other than Mr. Colony has entered into stock option and restricted stock unit award agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options or restricted stock units in connection with the change of control.

Employee Stock Purchase Plan. The Amended and Restated Employee Stock Purchase Plan, or the Stock Purchase Plan, provides for the issuance of up to 1,500,000 Shares, and as of March 15, 2013, approximately 344,182 Shares remain available for issuance. With certain limited exceptions, all employees of Forrester who have completed 6 months or more of continuous service in the employ of Forrester and whose customary employment is more than 20 hours per week, including officers and directors who are employees, are eligible to participate in the Stock Purchase Plan. Purchase periods under the Stock Purchase Plan are generally six months in length and commence on each successive March 1 and September 1. During each purchase period the maximum number of Shares that may be purchased by an employee is limited to the number of Shares equal to $12,500 divided by the fair market value of a Share on the first day of the purchase period. An employee may elect to have up to 10% deducted from his or her compensation for the purpose of purchasing Shares under the Stock Purchase Plan. The price at which the employee’s Shares are purchased is the lower of: a) 85% of the closing price of the common stock on the day that the purchase period commences, or b) 85% of the closing price of the common stock on the day that the purchase period terminates. In October 2011, the Stock Purchase Plan was amended effective for purchase periods commencing in 2012 and beyond to provide for the following: 1) modification of the purchase periods such that beginning in 2012, purchase periods will commence on each successive March 1 and September 1 rather than January 1 and July 1, 2) institution of a one-year holding period for all Shares purchased under the Stock Purchase Plan, and 3) elimination of the six-month continuous service period eligibility requirement.

Stock Retention Guidelines. In 2010, we introduced stock retention guidelines as part of our Corporate Governance Guidelines to further align the interests of our directors and executive officers with those of our stockholders. Members of our executive team and Board of Directors are subject to these stock retention guidelines for so long as they remain an executive officer, or serve as a director, of the Company. The guidelines require executive officers and directors of the Company to retain at least 50% of the net Shares delivered to them upon the exercise or vesting of stock awards granted on and after January 1, 2010. Net Shares are the number of Shares remaining after Shares are sold or netted to pay the exercise price of equity awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Compensation and Nominating Committee, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NASDAQ. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NASDAQ or will be eligible for deregistration under the Exchange Act.

13. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14. U.S. Federal Income Tax Considerations.

The following is a summary of U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by stockholders are held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer.

You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions.

U.S. Holders. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares purchased by Forrester. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital loss by a U.S. Holder.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) is a “complete redemption” of all the Shares owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Shares it actually owns, but also Shares it constructively owns as determined under section 318 of the Code (including Shares that may be acquired through options that it owns or Shares held by certain members of the U.S. Holder’s family).

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in Forrester. Whether such a meaningful reduction of the U.S. Holder’s stock interest in Forrester results will depend on the U.S. Holder’s particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in Forrester is minimal (for example, less than 1%) and who exercises no control over the corporate affairs of Forrester suffers any reduction in its proportionate stock interest in Forrester (including any Shares constructively owned), the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its stock interest in Forrester.

Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding voting stock of Forrester actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting stock of Forrester actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of Forrester. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will result in a “complete redemption” if either (i) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (ii) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of Shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

If a U.S. Holder’s exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder’s tax basis in the Shares exchanged generally will be added to any Shares retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of Forrester’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds Forrester’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) currently is eligible for a reduced rate of U.S. federal income taxation. If an exchange of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code. Corporate U.S. Holders are urged to consult their own tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code in connection with the Offer.

If the Offer is over-subscribed, Forrester’s purchase of Shares properly tendered by a U.S. Holder may be pro-rated. Thus, even if all of the Shares actually and constructively owned by a U.S. Holder are properly tendered, it is possible that not all of the Shares will be purchased by Forrester, which in turn may affect the U.S. Holder’s ability to satisfy one of the Section 302 tests described above. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, “Conditional Tender of Shares” of this Offer to Purchase, which allows the U.S. Holder to tender Shares in the Offer subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by Forrester if any Shares so tendered are purchased.

Non-U.S. Holders. The Depositary generally will withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a beneficial holder of Shares that is not a partnership for U.S. federal income tax purposes and that is not a U.S. Holder (a “Non-U.S. Holder”) unless the Non-U.S. Holder timely delivers to the Depositary a properly completed and executed Internal Revenue Service Form W-8BEN (or other applicable form) evidencing that such withholding is not required. Under certain circumstances, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal income tax so withheld. Non-U.S. Holders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer.

THE PRECEDING DISCUSSION IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares; and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of the period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16. Fees and Expenses.

We have retained UBS Securities LLC, or UBS, to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, UBS may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. UBS will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse UBS for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify UBS against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

UBS has in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services it has received, and would expect to receive, compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, UBS and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained Georgeson Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 of this Offer to Purchase.

17. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that U.S. state.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Forrester.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Forrester or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Forrester Research, Inc.

April 3, 2013

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class Mail:	By Overnight Mail:

Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

By Facsimile Transmission (for Eligible Institutions Only):

(617) 360-6810

To Confirm Facsimile via Phone

(781) 575-2332

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

599 Lexington Avenue

New York, NY 10022

Call Toll-Free: (888) 661-5651

Email: forresterresearch@georgeson.com

The Dealer Manager for the Offer is:

299 Park Avenue

New York, NY 10171

Attention: Equity Capital Markets

(212) 713-3560